Exhibit (a)(1)(D)

Offer by

GLEACHER & COMPANY, INC.

To Purchase For Cash
Up to 10 million Shares of Its Common Stock
At a Purchase Price Not Less Than $1.30 and Not More Than $1.55 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 2, 2011, UNLESS THE TENDER OFFER IS EXTENDED OR WITHDRAWN.

September 14, 2011

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been appointed by Gleacher & Company, Inc., a Delaware corporation (the "Company"), to act as Dealer Manager in connection with the Company's offer to purchase up to 10 million shares of its common stock, $0.01 par value (such shares, together with all other outstanding shares of common stock of the Company, are herein referred to as the "Shares"), at a price not less than $1.30 and not more than $1.55 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth Company's Offer to Purchase dated September 14, 2011 (the "Offer to Purchase") and the related Letter of Transmittal (which, as may be amended or supplemented from time to time, together constitute the "Offer").

        Under the Offer, the Company's stockholders will have the ability to tender all or a portion of their Shares at a price per Share of not less than $1.30 and not more than $1.55. Based on the number of Shares tendered and the prices specified by the tendering stockholders, the Company will determine the single per Share price within the specified range that will allow it to buy 10 million Shares or such lesser number of Shares that are properly tendered. The Company will pay the single per Share price for the Shares properly tendered and not properly withdrawn and accepted for purchase pursuant to the Offer taking into account the number of Shares properly tendered. The Company will purchase such Shares validly tendered and not withdrawn upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including the provisions relating to "odd lot" tenders, proration and conditional tender described in the Offer to Purchase.

        Shares not purchased because of proration or conditional tenders will be returned at the Company's expense to the stockholders who tendered such Shares promptly after the Expiration Date (as defined in the Offer to Purchase). The Company also expressly reserves the right, in its sole discretion, to purchase additional Shares subject to applicable legal requirements. See Section 1 of the Offer to Purchase.

        The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to a number of other conditions. See Section 7 of the Offer to Purchase.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     Offer to Purchase dated September 14, 2011;

          2.     Letter of Transmittal for your use and for the information of your clients;

          3.     Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

          4.     A form of letter that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        CERTAIN CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 7 OF THE OFFER TO PURCHASE.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 2, 2011, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN.

        For Shares to be properly tendered pursuant to the Offer, either of the following must occur:

  •
  the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an "Agent's Message" (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary, or

  •
  the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal.

        THE BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE YOU CHOOSE TO TENDER YOUR SHARES. THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS WILL NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SIMILARLY, MATLINPATTERSON DOES NOT INTEND TO TENDER ANY OF ITS SHARES INTO THE TENDER OFFER. SEE SECTION 11 OF THE OFFER TO PURCHASE.

        The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, Information Agent, trustee and plan administrator as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 8 of the Letter of Transmittal. No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of the Company, the Information Agent or the Depositary for the purpose of the Offer.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

        Capitalized terms used but not defined herein have the meanings assigned to them in the Offer to Purchase and the Letter of Transmittal.

Very truly yours,
Gleacher & Company Securities, Inc.

        Enclosures.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.